Exhibit 99.2

Verso Appoints James R. Kanely to Board of Directors
ATLANTA — (August 18, 2005) — Verso Technologies, Inc. (Nasdaq: VRSO), a leading provider of packet-based solutions, today announced that James R. Kanely, age 64, has joined its board of directors.

Mr. Kanely has extensive public and private company governance experience, having served on the boards of directors of ten companies. He is currently a director of three companies, including The Alpine Group, Inc., an industrial holding company with interests in the manufacturing of electrical wire and cable. Mr. Kanely has over 35 years of experience in the telecommunications sector, including having served as Chairman, Chief Executive Officer, and/or Chief Operating Officer of three different telecommunications equipment manufacturers.

From 1992 to 1997, Mr. Kanely served as President and Chief Executive Officer and was the majority owner of Road Atlanta, Ltd., a major sports facility in Georgia. Mr. Kanely led a group of investors who successfully acquired the company from bankruptcy, and through his leadership, established Road Atlanta as one of the best racing courses in the United States.

From 1993 through 1995, Mr. Kanely served as President and Chief Operating Officer of The Alpine Group, and he continues to serve on its board of directors.

From 1984 to 1993, Mr. Kanely served as President, Chairman of the Board and Chief Executive Officer of Superior TeleTec, Inc., a publicly traded manufacturer of copper and fiber optic cable, as well as other telecommunications hardware. Mr. Kanely led a leveraged buy out and restructuring of the financially troubled company, which restored it to high growth and profitability.

From 1980 through 1984, Mr. Kanely served as President and Chief Executive Officer of Valtec, a public company which was the third largest producer of optical fiber in the United States. The company was sold to M/A-COM, which is now a subsidiary of Tyco International, Ltd.

Mr. Kanely has a Masters of Science degree from George Washington University and a Bachelor’s of Science degree in mechanical engineering from Johns Hopkins University.
“We are very pleased to welcome Jim to the Verso board of directors,” commented Steve Odom, Verso’s Chairman and Chief Executive Officer. “He is a proven leader and has demonstrated tremendous success in the endeavors he has been involved with over the last three decades. He comes to Verso highly recommended based on his impeccable reputation in the telecommunications industry as well as his strong management experience. He will be a valuable addition to the Verso board and we look forward to working with him.”
About Verso Technologies
Verso is a leading provider of next generation communication solutions for service providers that want to lower their communication infrastructure costs and enhance service capabilities without sacrificing reliability, scalability and quality of service. With an extensive solutions portfolio that extends from the core to the edge of a network, Verso enables customers to leverage legacy technology

Vision innovation and value for communication applications in your IP networks investments towards converged networks that are faster and more cost-effective to deploy and easier and more flexible to manage. Verso solutions are currently deployed in thousands of customer networks in over 120 countries. For more information, contact Verso at www.verso.com or call 678.589.3500.

Investor Contact:
Monish Bahl
Vice President, Investor Relations
Verso Technologies, Inc.
678.589.3579
Monish.Bahl@verso.com

Vision innovation and value for communication applications in your IP networks